Exhibit 10.27
DISTRIBUTION AGREEMENT
DATED: January 16,2006
PARTIES:
1. Sutura, Inc. (“The Company”) a Company incorporated in the State of Delaware, USA.
2. The Lifemed Group Inc. (The Distributor) a Company incorporated in Canada having its registered office at 40 Eglinton Avenue East, Suite 307, Toronto, Ontario M4P 3A2.
WITNESSETH
Whereas, Sutura Inc. manufactures, markets and sells vascular stitching devices, whereas the Distributor represents that it has the knowledge and skills to market Sutura Ine.’s products and intends to purchase Sutura Inc.’s products for sale in Canada.
AGREEMENT
The parties hereby agree as follows:
1.	In this agreement where the context so admits or requires the following expressions shall have the following meanings respectively:

“The Company’s Products”	means such products as the Company is prepared to supply to the Distributor upon the terms of this Agreement. Such products are initially those described in the price list contained in the first schedule hereto but the company may, from time to time by reasonable notice in writing to the Distributor for good reason, add other products or delete products.

“The Territory”	Canada

“The Patents”	means the registered patents and applications therefore for the time being registered in the name of or, as the case may be applied for, by Sutura Inc., its subsidiaries/parent/holding or associated companies and any future patents granted to or applications made therefore by or on behalf of Sutura Inc.

“The Trade Marks”	means the registered trade marks and applications therefore for the time being registered in the name of, or as the case may be, applied for by Sutura Inc. or its subsidiaries/parent/holding or associated companies and any future trade marks and applications therefore registered in the name of or applied for by Sutura Inc. or its subsidiaries/parent/holding or associated companies.

“The Trade Names”	means the unregistered trade names belonging to the Company

“The Commencement Date”	means February 1, 2006
The singular includes the plural and vice-versa, words imparting the masculine gender only shall include the feminine gender and words imparting persons shall include corporations.
DISTRIBUTOR’S RIGHTS AND OBLIGATIONS

2.	The Company hereby grants to the Distributor during the term of this Agreement and the Distributor hereby accepts subject to the provisions hereinafter contained, the right to purchase from the Company, the Company’s Products for resale within the Territory.

3.	The Distributor agrees:

Sales
(1)	At its own expense to promote and increase in every reasonable manner possible to the reasonable satisfaction of the Company the sale of the Company’s Products in the Territory and to purchase from the Company in each period of 12 (twelve) months, beginning on the commencement date, Company Products to a total value of at least the value stipulated in the second schedule hereto or such other value as shall be agreed from time to time in writing.

(2)	To keep the Company informed of all its marketing activities with regard to the Company’s Products and also of any developments in market conditions within the Territory and to submit a bi-annual Marketing Report.

(3)	Not to seek customers or otherwise directly or indirectly to solicit orders for the Company’s Products outside the Territory or knowingly sell to a third party who intends to sell the Company’s Products outside the Territory.

(4)	To comply with or, as the case may be, to assist the Company to comply with any procedure or regulation laid down or imposed by any governmental body or agency which affects any of the Company’s Products within the Territory.

The Distributor agrees that in carrying out its duties under this Agreement, it will neither undertake nor cause or permit to be undertaken any activity which is illegal under any laws in or outside the Territory. In particular, the Distributor covenants and warrants that it shall comply in all respects with all laws, decrees, rules and regulations of the Territory. The Distributor warrants thai it is duly licensed or otherwise authorized by all laws applicable in the Territory and accepts all liability for breach of this warranty.
Conflict of Interest
(5)	That it shall not during the subsistence of this Agreement without the written consent of thc Company be interested in or concerned either directly or indirectly in the purchase, sale, manufacture or introduction into the Territory of any goods which compete with or perform the same function as any of the Company’s Products.

(6)	Subject to the provisions of Clause 3 (7) hereof during the term of the Agreement and at its own expense to advertise the Company’s Products throughout the Territory to such an extent and in such a manner as is reasonably satisfactory to the Company.

(7)	Not to produce, exhibit, circulate or permit any servant or agent to produce, exhibit or circulate any literature or advertising material other than that supplied to it under Clause 4(4) thereof, without the prior written approval of the Company.
Service
(8)	To carry out after-sales service and follow-up sufficient for return purposes, for any of the Company’s Products to a standard of the workmanship reasonably acceptable to the Company and to provide itself at its own expense with such proper equipment and facilities as shall, in the Company’s reasonable opinion, be adequate for this purpose.
Stocks and Staff

(9)	To maintain such stocks of the Company’s Products, including, as appropriate and as may be reasonably necessary to enable the Distributor to comply with its obligations hereunder.

(10)	To employ such qualified, trained sales and technical personnel as shall be necessary to provide for the proper sales, service, and follow-up of the Company’s Products.
Payment
(11)	To pay for the Company’s Products in such a manner as the Company may from time to time prescribe and at the applicable prices specified in the Company’s price list currently in effect upon receipt of the Distributor’s order, less the discount mentioned in the first schedule herein or as otherwise agreed in writing between the Company and the Distributor and to pay all charges involved in transferring payments in full and not to have the amount due to the company exceeding the limit as established from time to time by the Company.
Industrial Property Rights and Confidentiality
(12)	Not without the consent in writing of the Company to use or permit the use of any of the Company’s Patents, Trade Marks or Trade Names either during the term of this Agreement or any continuance thereof, or at any time thereafter, except for the purpose of selling the Company’s Products under this Agreement. The Distributor must ensure that each reference to and use of the Trade Marks or Trade Names by the Distributor is in a manner approved by Company and, where appropriate, is accompanied by an acknowledgment, in a form approved by Company, that the same is a registered trade mark of Company.

(13)	Not to effect or permit the removal of, or any alteration or addition to any of the Patent numbers or serial numbers affixed to any of the Company’s Products without prior written consent of the Company.

(14)	Not to use any of the Company’s Trade Marks or Trade Names or any word or words closely resembling them or any of them as part of any corporate name and not to use the Trade Marks or Trade Names in any way which might prejudice the validity of Company’s goodwill in them.

(15)	To keep confidential and safeguard with special care all confidential technical information, know-how, data and specifications relating to the Company’s Products or their manufacture supplied to it by the Company and not to use or disclose the same to any third party without the prior written consent of the Company except to the extent necessary to enable its employees to carry out their duties; and to take all necessary steps to ensure that its employees become bound not to use or disclose the same except as aforesaid.

(16)	Not to modify, alter or add to any of the Company’s Products without prior written consent of the Company and to disclose to the Company full details of any such modifications, alterations or additions carried out on receipt of such approval.

(17)	At Company’s expense, the Distributor will take all steps which Company reasonably requires to assist in maintaining the validity and enforceability of the Company’s exclusive rights to the use of the Patents, Trade Marks or Trade Names during the term of this Agreement. The Distributor must not do, omit or permit the doing or omission of, anything which might invalidate or be inconsistent with the Company’s rights in the Patents, Trade Marks or Trade Names.

(18)	The Distributor must promptly and fully inform Company if the Distributor becomes aware of: (a) any actual, threatened or suspected infringement of the Company’s rights in the Patents, Trade Marks or Trade Names; and (b) any claim that the sale of the Company’s Product infringes any rights of any Other person.
THE COMPANY’S RIGHTS AND OBLIGATIONS
4.	The Company agrees during the period of this Agreement:

Sales
(1)	Subject to the provision of Clause 5 (3) hereof, not during the term of the Agreement, or any continuance thereof, to appoint any other person as distributor of the Company’s Products within the Territory nor to authorize any person to sell the Company’s Products within the Territory.

(2)	Subject to the provisions of Clause 3(12) to 3(18) hereof, to permit the Distributor to use the Patents, Trade Marks and Trade Names for the purpose of selling the Company’s Products in accordance with the terms of this Agreement.

(3)	Subject to the provisions of Clause 6 (6) hereof, to sell the Company’s Products to the Distributor at the Company’s prices from time to time current for sales to its distributors, specified in the Company’s price list(s) current at the date of delivery less the discount.

Advertising Materials and Catalogues

(4)	To supply the Distributor with the instruction books, catalogues, circulars and other promotional and advertising material in such quantities as the Company deems necessary and to the extent that the same are reasonably available.
5.	The Company at its sole discretion may:
Design Changes
(1) Improve, discontinue or replace any of the Company’s Products at any time without incurring any obligation to replace or make corresponding changes in any of the Company’s Products previously delivered to the Distributor and without incurring any other obligation or liability provided such improvement, discontinuation or replacement applies to all Company distribution.
Application of Funds
(2) Apply or procure to he applied from time to time any funds of or credits to the Distributor in the possession or custody of the Company against any debts of the Distributor owing to the Company.
Adequate Representation/Participation
(3) By not less than 60 day’s notice in writing to the Distributor to withdraw the selling rights granted to the Distributor in respect of any part of the Territory if the Distributor fails to give representation reasonably acceptable to the Company in such part, and appoint forthwith any other person as Distributor in respect of such part, Service of notice as aforesaid shall be without prejudice (a) to the validity of this Agreement in respect of those parts of the Territory not being the subject of the said notice and (b) any rights as to the payment of money or to the provision of service or repair in respect of any Company Product supplied hereunder accruing to either party prior to the date thereof in respect of such part.

The Company at its sole discretion may sell directly or permit any subsidiary, parent or associated company of the Company or any other party to sell directly any of the Company’s Products to government agencies within the territory. However, in case of direct selling by any referenced party, the Company shall pay to the Distributor an amount equal to the difference between the sale price to the customer and the Company price to the Distributor. The Distributor price of such Product will be referenced on the price list current at the date upon which such order was accepted.
Assignment
(4) The Company may assign to any subsidiary, parent or associated company of the Company or to any other party its rights made under this Agreement or the benefit of any term or provision hereof.
ORDERS AND CONDITION OF SALE
6. The following provisions shall apply to any order that the Distributor places for any of the Company’s Products:
Placing an Acceptance of Orders
(1)	All orders must be addressed by the Distributor to the registered office for the time being of the Company or to such other address as the Company shall notify to the Distributor.

(2)	An order addressed to the Company shall not be deemed to have been accepted until a formal written acceptance has been dispatched to the Distributor by the Company.

(3)	All orders shall be placed upon and subject to the terms and conditions of this Agreement and shall be deemed to be accepted upon and subject to such terms and conditions to the exclusion of all other conditions of sale or purchase. If any purchase order or acceptance of order shall make any reference to any standard or printed or other terms and conditions of purchase or sale, such order and acceptance shall be construed and the rights and liabilities of the parties respectively shall be ascertained as if such reference had been deleted.
Warranties
(4)	The Company warrants that all the Company’s Products supplied to the Distributor will be of the standard quality normally supplied by the Company. The Company does not give any warranty in respect to the Company’s Products except for the foregoing warranty which is given expressly in lieu of and to the exclusion of all other warranties and conditions expressed or implied whether under law or otherwise and also to the exclusion of every form of liability for loss or damage direct or consequential. The Company does not accept any liability under the foregoing warranty or on any other grounds for damages in an aggregate amount greater than the Company’s price to the Distributor for the Company Product involved.

(5)	The Company hereby warrants that itself or its subsidiaries, parent, holding or division companies are the registered proprietors of the Patents and Trade Marks but no other express or implied warranty is given by the Company with respect to the validity of any of the Patents or Trade Marks.
Prices and Payment

(6)	The Company reserves the right to alter from time to time the prices of the Company’s Products stated in the Company’s price list by giving to the Distributor at least 60 day’s notice in writing to that effect. Where any of the company’s products are on order but remain undelivered at a time when the Company notifies the Distributor of any alteration in the price thereof, they will be delivered at the prices in effect at the time the order was received by the Company, unless agreed to the contrary by the Company.

(7)	The Distributor will pay for all orders of the Company’s Products in US dollars or in such other currency as the Company shall specify, and all such payments are due net within thirty (30) days from the date of shipment and invoicing after the initial six (6) month period in which all orders shall be prepaid.

(8)	The Company’s prices are for delivery ex the Company’s warehouse at Sutura, Fountain Valley, USA. Delivery shall be deemed for all purposes to take place and the risk of loss shall be deemed to have transferred to the Distributor when the Company’s Products leave the Company’s warehouse and are delivered to the Distributor, his servant or agent or to the carrier or other bailee for the purpose of transmission to the Distributor. If the Company agrees to the request of the Distributor to arrange transport and/or insurance, the Company shall be deemed to do so as the agent for the Distributor and at the Distributor’s expense in all respects. In such event, the Company shall not be responsible in any manner whatsoever to the Distributor either in negligence or otherwise for any failure on the part of the Company to comply with such request correctly or at all.

(9)	The Company shall be entitled to withhold delivery of any goods ordered by the Distributor for so long as payment for any goods previously delivered hereunder is outstanding and in default and/or credit limits are exceeded.
Title and risk in the goods
(10)	The risk of goods ordered by the Distributor will be transferred to the Distributor upon delivery, but the ownership of such goods will only be transferred to the Distributor when it has paid all amounts owed to the Company, no matter on what grounds such amounts are owed. The Company shall not be responsible for failure or delay in delivery of any of the Company’s Products to the Distributor, and the Company reserves the right to make delivery by installments or partial deliveries with respect to any order placed by the Distributor which the Company is unable to make in one delivery.
GENERAL CONDITIONS
7.	The following general conditions shall apply to this Agreement:
(1a)	All disputes arising in connection with the present contract shall be settled amicably, Failing this, the dispute shall be referred to the Jurisdiction of California Courts.

(1b)	The provisions herein contained shall be construed and take effect in accordance with USA law.

(2)	This Agreement is personal to the Distributor, which may not assign the whole or any part of its rights or obligations hereunder without the Company’s prior written consent.

(3)	The Distributor acknowledges that the relationship between itself and the Company is that of buyer and seller, and agrees that it will not represent itself to be the agent of the Company for any purpose whatsoever, that i will not pledge the credit of the Company and that it will not incur any other obligation on behalf of the Company.

(4)	The parties hereto acknowledge that this Agreement does not constitute a partnership or joint venture between them.

(5)	No departure from or waiver of the provisions of this Agreement shall be deemed to authorize any prior or subsequent departure or waiver, and the Company shall not be obliged to continue any departure or waiver or to permit any subsequent departure or waiver.

(6)	Notwithstanding that any of the provision of this Agreement may prove to be illegal or unenforceable, the remaining provisions thereof shall continue in full force and effect, provided that such severance is permitted under US law.

(7)	No rights to manufacture the Company’s Products are granted to the Distributor by this agreement.

(8)	The headings to clauses and paragraphs of the Agreement are inserted for the purpose of convenience only and shall not affect the construction of this Agreement.
TERMINATION
8.	(1) This Agreement shall be deemed to have effect from the commencement date and subject to the provisions of clause 5 (3) hereof and as hereinafter provided shall remain in force for a period of three years from that date and thereafter from year to year unless terminated by either party giving to the other not less than 6 months written notice of its intent that the Agreement shall expire at the end of the then current term.
(2)	Notwithstanding the provisions of Clause 8 (1) hereof, this Agreement may be terminated immediately:
(a)	upon written notice to the other party if that other party shall suspend payment or become insolvent or suffer a receiver or trustee of any of its property to be appointed for the benefit of creditors of that other party.

(b)	upon written notice to the other party if that other party shall commit any material breach of any of its obligations hereunder and shall fail to remedy such breach within 28 days after being called upon to do so by notice in writing given by the party not in default.

(c)	upon 28 days written notice from the Company to the Distributor if the latter fails to realize the sales volume minimum purchase requirements mentioned or referred to under Clause 3(1).

(d)	upon written notice from the Company to the Distributor.
1.	In the event of the assignment or attempted assignment by Distributor of all or any of its rights or obligations hereunder without the previous written consent of the Company

2.	If any change occurs in the constitution or circumstances of the Distributor which, in the opinion of the Company, is materially detrimental to the interests of the Company and, without limiting the generality of the foregoing, if any interest in the Distributor is acquired, directly or indirectly, by any other company, person, firm or association engaged in any business which, in the opinion of the Company, competes or will compete with the business of the Company.
(3)	Upon the effective date of any such notice of termination, the Company may then appoint, accept orders from and deliver to customers in the Territory after the effective date of such termination and no allowance shall be payable to the Distributor in respect to the Company’s Products delivered to the new distributor.

(4)	In the event that the Company is acquired by or merged with another company, the Company has the right to terminate the distribution agreement before the end of the contract period. If the distribution agreement is terminated due to acquisition or merger prior to the end of the contract period, the Company will compensate the Distributor for the loss of future margin over the remaining term of the contract to a maximum of 12 months. The compensation to the distributor will be calculated based on the average level of units sold in the six months preceding the termination times a margin of 50 Dollars.

(5)	In the event that the company is acquired by or merged with another company within the first six months of the distribution agreement, the Company will provide liquidating damages to the distributor. The amount of liquidating damages, will be based on the following formula:

distributor’s year one unit purchasing commitment X 50 Dollars
2

(1000/2) X 50 Dollars =

500 units X 50 Dollars = Dollars 25,000
For purposes of this Clause, a “merger or acquisition” shall mean the sale of all or substantially all of the assets of the Company or the acquisition of the Company by another entity by means of a merger, consolidation or other reorganization in which the shareholders of the Company immediately prior to such transaction will own less, as a result of the transaction, than a majority of the outstanding shares of the surviving company.
RESULTS OF TERMINATION
9.	Upon termination of this Agreement on any ground, the following provisions shall apply:
(1)	All unfulfilled orders for the Company’s Products made by the Distributor may be cancelled at the discretion of the Company

(2)	Any outstanding debts owed by the Distributor to the Company shall become payable immediately.

(3)	The Distributor shall forthwith discontinue the use of all stationary, advertising and other material, which would make it appear to the public that it is still acting as a Distributor of the Company’s Products.

(4)	The Distributor shall immediately cease to use the Company’s Patents, Trade Marks and Trade Names, and will return or destroy all price lists, advertising literature and any other materials supplied by the Company upon demand.

(5)	All rights granted by the Company to the Distributor hereunder shall cease immediately

(6)	(a) If the Company terminates the Agreement at any time and for whatever cause, the Distributor shall have the right, if it so desires, to have the Company repurchase from the Distributor such stock of the Company’s Products as at that time are in the ownership of the Distributor and which at that time in the opinion of the Company are in good saleable condition. The price to be paid by the Company under these conditions shall be the price at which those products were sold to the Distributor inclusive of all cost of carriage, insurance, packing and duties pertaining to these products.
(b)If the Distributor terminates the Agreement at any time and for whatever cause, the Company shall have the right, if it so desires, to repurchase from the Distributor such stock of the Company’s Products as at that time are in the ownership of the Distributor and which at that time in the opinion of the Company are in good saleable condition. The price to be paid by the Company under these conditions shall be the price at which those products were sold to the Distributor plus all costs of carriage, insurance, packing and duties pertaining to those products. Any of the Company’s Products that are in the Distributor’s possession but for which payment has not yet been received by the Company at the time of termination shall be returned to the Company a the Distributor’s expense.
(7)	Such termination shall be without prejudice to any rights or obligations, which shall have accrued to either party prior to such termination, but neither party shall be liable to the other for loss or damage arising from such termination.

(8)	Such termination shall not prejudice or affect the term in force of any provision of this Agreement, or any continuance thereof, which is expressly or by implication intended to continue in force after such termination.
NOTICE
10. Any notice to be given by either party hereto to the other may be given by sending the same by prepaid registered airmail post or by telex or cablegram or telefax or confirmed e-mail addressed to the registered office for the time being of the other party. Any notices sent shall, if sent by post, be deemed to have been served at the latest, within seven days after the same shall have been posted and if sent by telex/telefax, e-mail or cablegram be deemed to have been served at the latest within 24 hours after the same shall have been dispatched. In proving such service, it shall be sufficient to prove that the letter containing the notice or the telex, cablegram or e-mail was properly addressed and posted or dispatched. Without prejudice to the effect of a notice given by telex, telefax, cablegram or e-mail, a copy thereof shall, within 24 hours of its dispatch, be sent to the addressee by prepaid registered airmail
FINAL PROVISIONS
11.	This Agreement, the authoritative text of which shall be that in English language set out herein, is executed in three counterparts; a copy is delivered to each of the parties. The third counterpart, duly attested, shall eventually be used for registration purposes.
AS WITNESS the hands of the duly authorized officers of the parties hereto the day and year first above written.

Attest:	/s/ [ILLEGIBLE]	By:	2-13-06

Attest:	/s/ [ILLEGIBLE]	By:	2-13-06

SCHEDULE 1
Price List

Catalog Number	Product Description	Distributor Price

06-15-04	6Fr Standard Length	135.00 USS
08-15-04	8Fr Standard Length	135.00 USS
Pricing and discount structures for future products, including the 6, 8 and 12Fr versions with guide wire included, will be established prior to commercialization.

SCHEDULE 2
Minimum 12-Month Purchase Levels
The Lifemed Group Inc. (Distributor) agrees to purchase 100 units of the SuperStitch Vascular Suturing Device as an initial stocking order. The total minimum purchasing volume for the first year, including the initial stocking order, is 1000 units. The units to be purchased are to be comprised of any combination of the catalog numbers described in Schedule 1.

First Year	1,000 units
Second Year	2,000 units
Third Year	3,000 units
At the end of each year the Company will review the Distributor’s performance to these purchasing goals as a prerequisite for continuation of the distribution agreement.